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                                                                   EXHIBIT 10(k)
                                    AGREEMENT



This Agreement is made effective this 19 day of August, 1998 by and between Texas Equipment Co., Inc., hereinafter referred to as "TEC, Inc.", a corporation duly organized and existing under the laws of the State of Texas and a wholly owned subsidiary of Texas Equipment Corporation ("TE Corp."), a Nevada corporation and a reporting company under the Securities Exchange Act; Paul Condit and his sons (or certain family trusts established by such persons), who are collectively the principal shareholders of TE Corp. (collectively "Condit") and John Deere Company - A Division of Deere & Company ("Deere"), a corporation duly organized and existing under the laws of the State of Delaware.


Whereas TEC, Inc., has acquired the dealership assets of Romney Implement Co., and desires to obtain an appointment as a Deere dealer for the area of responsibility formerly assigned to Romney Implement Co.; and


Whereas the size and geographic diversity of TEC, Inc.'s Deere dealership operations as presently constituted and its parent corporation's current status as a publicly traded corporation make them unlike Deere's other North American dealers; and


Whereas addition of the Romney Implement Co., area of responsibility to TEC, Inc.'s dealership operations would make TEC, Inc.'s Deere dealership operations even more unlike any of Deere's other North American dealers; and


Whereas the uniqueness of TEC, Inc.'s circumstances and the additional risks involved for




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Deere warrant the application, to TEC, Inc., of performance requirements beyond those imposed on other Deere dealers, as well as certain modifications to the dealer agreements now in effect between TEC, Inc., and Deere; and

Whereas Deere is willing to appoint TEC, Inc., a dealer for the Romney Implement Co., area of responsibility, and to approve certain future public offerings of TE Corp., stock for the benefit of TEC, Inc., and its shareholders, both upon agreement of the parties to the terms hereof; and

Whereas TEC, Inc. and Condit are willing to agree to and be bound by the terms hereof in order to obtain an appointment as a dealer for the Romney Implement Co. area of responsibility;

Now Therefore, in consideration of the premises and mutual covenants and agreements contained herein, the parties hereto agree as follows:


1.     Restrictions on Equity:


         a. TEC, Inc., on a consolidated basis with TE Corp., will have an equity to assets ratio of (computed in the manner provided in this Section 1.a and wherever referenced herein) of 30% or greater:

               (1) no later than December 31, 2000 if a public offering of TE Corp. stock involving gross proceeds of at least $20 million does not occur on or before that date;

               (2) within 120 days following any public offering of TE Corp. stock involving gross proceeds of at least $20 million: and



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         (3) immediately following any further expansion of TE Corp.'s agricultural area of responsibility.

         The balance sheet effect of any distribution to shareholders occurring or to occur in connection with a public offering of TE Corp., stock shall be included in the calculation of TEC, Inc.'s equity to assets ratio for the purposes of section l. a (2) above.


b. TEC, Inc., will not pay any dividends, effect any stock repurchase, or make any other distributions to shareholders if:


         (1) TEC, Inc.'s equity to assets ratio is below 30%; or



         (2) TEC, Inc.'s equity to assets ratio would fall below 30% as a result of such dividend, repurchase, or distribution.

c. Unless specifically approved in advance in writing by Deere, TEC, Inc., will not make any acquisitions or initiate new business activities if:

         (1) TEC, Inc.'s equity to assets ratio is below 30%; or





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(2)      TEC, Inc.'s equity to assets ratio would fall below 30% as a result of such actions.

d. Any business operation that TEC, Inc., desires to capitalize at less than a 30% equity to assets ratio will be contained in a corporation separate from TEC, Inc. TEC, Inc., will remain the Deere dealership corporation.


e. Provided, however, that the term "affiliated company" for the purposes hereof shall not include, and TEC, Inc. shall not be restricted in its dealings with, TE Corp. and subsidiaries of TEC Inc. or of TEC Corp. whose business is limited to the operation of Deere dealerships and the sale of goods and performance of services related thereto. TEC, Inc., will not guarantee or otherwise be liable for any debt or other obligation of any affiliated company, provided, however, that this sentence shall not apply to financing arrangements arising from the procurement, from TEC, Inc.'s dealerships by a company affiliated with TEC, Inc., of goods and services offered to the public by TEC, Inc., in the ordinary course of TEC, Inc.'s business. All inter-company transactions between TEC, Inc., and affiliated companies will be conducted on an arms-length basis, on reasonable commercial terms. TEC, Inc., will maintain its assets, bank accounts, and credit facilities separately from the assets, bank accounts, and credit facilities of affiliated companies, and TEC, Inc.'s assets and funds (and records relating thereto) will not be commingled with those of any affiliated company.




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2.       Restrictions on Share Ownership:



         a. Under Section 2(b) of the Dealer Agreement, it shall be a basis for cancellation of the Agreement if: (i) Condit Principal(s) identified in Addendum A in the aggregate beneficially own less than 35% of the capital stock entitled to vote on the election of directors of TE Corp., or (ii) if any "person" (as that term is defined under the Securities Exchange Act of 1934 as amended) other than Condit Principal(s) or any person who has not been approved in writing by Deere, either (x)owns a greater percentage of the capital stock entitled to vote on the election of directors of TE Corp. than Condit Principal(s) in the aggregate, or (y) any person other than one of the Condit Principals or any person who has not been approved in writing by Deere holds the office of Chairman of the Board, President or Chief Executive Officer of TEC, Inc. or TE Corp.


         b. TEC, Inc., will advise Deere whenever TEC, Inc., becomes aware that a shareholder owns or controls 5% or more of the outstanding shares of any class of stock of TEC, Inc. or TE Corp.


         c. The Condit Principals will not privately sell any TEC, Inc. or TE Corp. shares to a person or entity not approved by Deere. However, Condit Principals may:

                  1) sell any of their shares in TEC, Inc. or TE Corp., in broker's transactions, to market makers as contemplated by SEC Rule 144, or in




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                           an underwritten public offering or to other Condit
                           Principals or to family trusts or entities solely controlled by them; or

         d. Neither TEC, Inc. nor TE Corp., will privately sell any TEC, Inc. or TE Corp., shares to a person or entity not approved by Deere. However, TEC, Inc. or TE Corp., may (i) sell any of their shares in an underwritten public offering, or (ii) in connection with stock options, restricted stock awards, or similar equity compensation grants for employees or consultants of TEC, Inc. or TE Corp., or (iii) in connection with any acquisition of a dealership otherwise approved by Deere as long as Condit Principals continues to satisfy the requirements set forth in section 2.a above following the, sale.



         e. Deere will have the right to terminate TEC, Inc.'s dealer appointments, effective immediately, in the event Condit Principals cease to comply with either requirement set forth in section 2.a above, provided, however, that section 4 below will govern Deere's right of termination on the death of Condit Principals. Termination under this section 2.e may be executed, at Deere's sole discretion, on an overall basis or by individual area of responsibility.

3.       Deere Performance Criteria:



         a. Deere will have the right to terminate TEC, Inc.'s agricultural dealer appointments if TEC, Inc.'s equity to assets ratio, based on TEC, Inc.'s fiscal year-end audit, is less than 25%. Such termination will require one year advance


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                  written notice, and at Deere's sole discretion may be
                  executed on an overall basis or by individual area of responsibility. Should Deere give notice of termination under this section 3.a, TEC, Inc., will have the right to cure its equity to assets ratio deficiency through the injection of fresh capital, in the amount deemed necessary by Deere to raise the year-end percentage to 25%, within 180 days following TEC, Inc.'s fiscal year end; however, Deere's approval will be required if TEC, Inc., wishes to cure its equity to assets ratio deficiency by any other means, including without limitation reducing its asset levels or through earnings retained during the cure period.


         b. Annually, by a deadline specified, by Deere, TEC, Inc., will submit and secure Deere's approval of a comprehensive business plan (for each individual area of responsibility) containing:

                  (1) specific objectives for market share (whole goods and parts), Customer Satisfaction Index (CSI), and equity (as well as any other metric criteria which Deere may prescribe for dealers generally) for the plan year which, in each instance, represent at a minimum meaningful progress toward the metric level specified by Deere for each criterion;


                  (2) specific action plans designed to achieve the metric criteria objectives specified in the plan and, within a reasonable period of time, the metric levels specified by Deere; and


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                  (3)      such other elements or metrics as are set forth in
                           Deere's then-effective Signature Program, or which Deere may elect to require in dealer business plans generally.


         c. Failure by TEC, Inc., to submit acceptable business plans or failure to make meaningful progress toward the objectives in the plans, as determined by Deere in its sole discretion, will constitute grounds for termination of TEC, Inc.'s agricultural dealer appointments for the area of responsibility involved. Termination pursuant to this provision will require one year advance written notice and TEC, Inc. may cure such deficiency within 60 days following such notice by submitting an acceptable business plan or establishing such meaningful progress, as determined by Deere in its sole discretion, otherwise Deere will have no obligation to rescind a notice of termination given under this section 3.c even if TEC, Inc., cures the failure(s) in the area of responsibility involved during the year after the notice is given and the available cure period has expired.


         d. The termination rights provided for Deere in sections 3.a and 3.c above and elsewhere in this Agreement are in addition to, and shall in no way affect or limit, the termination rights of Deere under TEC, Inc.'s agricultural dealer agreements or any other agreement between TEC, Inc., and Deere. Nothing in sections 3.a and 3.c above shall preclude immediate termination, or termination on less than one year advance notice, of TEC, Inc.'s agricultural dealer appointments in any situation in which another provision in this Agreement or any other agreement affords Deere a right to terminate immediately or on less than one year advance notice.




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Termination on Death of Condit:



a. Deere will not exercise its right, under section 2(b) of the dealer agreements in effect between TEC, Inc., and Deere, to terminate TEC, Inc.'s dealer appointments, effective immediately, upon the death of Paul Condit if the following conditions are satisfied at the time of Paul Condit's death:


         (1) TEC, Inc., has in place an ownership succession plan that has been approved in writing by Deere.



         (2) TEC, Inc., and Deere have entered into a written agreement which:



                  (a) identifies events which, from Paul Condit's death forward, will constitute changes in the control of TEC, Inc. (but from an equity ownership basis, the provision of section 2.a hereof shall apply); and

                  (b) provides Deere an additional right to terminate TEC, Inc.'s dealer appointments, effective immediately, if such an event occurs without the prior written approval of Deere.

(3) Neither TEC, Inc., nor Condit has breached any obligation under TEC, Inc.'s dealer agreements, this Agreement, or any other agreement with Deere, and no grounds for termination of an TEC, Inc., dealer appointment exist under any agreement between TEC, Inc., and Deere.


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(4)      TEC, Inc., and each of its locations are under the management of personnel who have demonstrated performance capabilities, are acceptable to Deere in its sole discretion, and who will continue to manage TEC, Inc., and its locations after the death of Paul Condit.


(5) Each area of responsibility assigned to TEC, Inc., under its dealer agreements justifies, in Deere's sole discretion, the continuation of a Deere dealership assigned only that area. Should Deere determine that a particular area of responsibility does not justify the continuation of a dealership, TEC, Inc., shall retain, for a period of three years following the death of Paul Condit, a right of first refusal to locate a dealership in the affected area of responsibility if in that period Deere rescinds its decision, provided, however, that such right of first refusal shall terminate if TEC, Inc., breaches an agreement with Deere, or if grounds arise for termination of any of TEC, Inc.'s dealer-appointments.


(6)      Condit Principals are in compliance with the requirements set forth in section 2.a above.







         b. Deere may at its sole discretion evaluate compliance with the conditions set forth In this section 4 and take action, if any, on an overall basis or by individual area of responsibility.



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5.      Arbitration:

         a. Any controversy or claim, whether based on contract, tort, statute, common law, or other legal theory, between TE Corp., TEC, Inc., or Condit Principal(s) and Deere, or Deere Credit, Inc. shall be resolved by binding arbitration pursuant to this section 5 and the then-current Commercial Rules and supervision of the American Arbitration Association. The duty to arbitrate shall extend to any officer, employee, shareholder, principal, agent, trustee in bankruptcy or otherwise, affiliate, subsidiary, third-party beneficiary, or guarantor of a party hereto making or defending any claim which would otherwise be arbitrable hereunder.


         b. The arbitration shall be held in Dallas before a panel of three arbitrators who are knowledgeable regarding, and have experience as arbitrators of, commercial disputes. The decision and award of a majority of the panel shall be final and binding, and judgment thereon may be entered in any court having jurisdiction thereof. The panel shall not have the power to award punitive or exemplary damages, or any damages excluded by, or in excess of any damage limitations expressed in, any agreement between the parties to the dispute.


         c. Each party to the dispute shall bear its own attorney's fees associated with the arbitration, and other costs and expenses of the arbitration shall be borne as provided by the rules of the American Arbitration Association.


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         d.       If court proceedings to stay litigation or compel arbitration are necessary, the party who unsuccessfully opposes such proceedings shall pay all associated costs, expenses, and attorney's fees, which are reasonably incurred by the other party.


         e. Neither a party to the dispute, a witness, or the panel may disclose the contents or results of any arbitration hereunder without the prior written consent of all parties to the dispute, unless and then only to the extent required to enforce or challenge the award, as required by law (including without limitation applicable securities laws and regulations) or as a result of legal process, or as necessary for financial and tax reports and audits.


         f. Deere may seek judicial remedies, such as (but not limited to) attachment, replevin, and garnishment, deemed necessary by Deere in its sole discretion for the enforcement of Deere's rights regarding any security for the indebtedness of TEC, Inc., and such action by Deere shall not constitute a waiver of Deere's rights or a breach of Deere's obligations under this section 5. For the purposes of this section 5.f only, "Deere" shall include Deere Credit, Inc. in addition to Deere.


         g. If any part of this section 5 is held to be unenforceable, its unenforceability shall not affect the duty to arbitrate hereunder or any other part of this section 5.


6.       General Provisions:


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         a.       As used in this Agreement, the term "area of responsibility"
                  means an individual dealership location.


         b. Deere shall have input into the selection and removal of all TEC, Inc., management personnel down to and including the managers of TEC, Inc.'s individual locations.


         c. TEC, Inc., shall obtain written approval from Deere prior to discussing (directly or indirectly) with any dealer a possible purchase of a dealership that would add to TEC, Inc.'s area of responsibility. Deere shall have the right to reject such a request or to disapprove additions to TEC, Inc.'s area of responsibility in its sole discretion.


         d. Any grounds for termination of TEC, Inc.'s dealer appointments under this Agreement, TEC, Inc.'s dealer agreements (as modified by this Agreement), or any other agreement between TEC, Inc., and Deere will be sufficient grounds for termination for the purposes of any applicable law requiring grounds (or certain grounds) for termination, regardless of the terminology used in such law to describe the grounds required thereunder.


         e. If any of TEC, Inc.'s dealer appointments are terminated, all of TEC, Inc.'s indebtedness to Deere in connection with the terminated appointments which is not due and payable prior to the effective date of termination shall be due and payable as of the effective date of termination.


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         f.       TEC, Inc., Condit, and Deere will maintain the confidentiality of one another's confidential information, unless and then only to the extent disclosure is required by law (including without limitation applicable securities laws and regulations) or as a result of legal process. Nothing in this section 6.f or in section 5.e above shall prohibit the exchange of information between TEC, Inc. and Condit, or the exchange of information within the Deere & Company organization.



         g. Nothing contained in this Agreement shall be construed as a waiver or modification of any terms, conditions, or rights contained in any existing agreement between Deere and TEC, Inc., or Condit except to the extent such terms, conditions, or rights are in conflict with this Agreement, in which event this Agreement shall supersede the existing agreements, but only to the extent of the conflict.


         h. Currently TEC, Inc.'s obligations to Deere are all guaranteed by a personal guaranty from Paul Condit. Deere would accept a letter of credit in lieu of the personal guaranty from Paul Condit if the parties hereto can agree upon an acceptable form, amount, and issuer of the letter of credit.



         i. Each party to this Agreement represents and warrants that it has taken all action required to authorize it to enter into this Agreement, and each party further represents that it has neither relied upon nor been induced by any representation, statement, or disclosure






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                  of the other party, but has relied upon its own knowledge and judgment in entering into the Agreement.

         j. Because of TEC, Inc.'s unique position within Deere's dealer organizations, each provision hereof shall be given full effect in accordance with its terms regardless of how or whether Deere addresses the provision's subject matter with other Deere dealers.

         k. This Agreement cannot be modified, nor any party's rights hereunder waived, except in writing, and no waiver of any provision hereof shall preclude enforcement of any other provision hereof, or subsequent enforcement of the provision waived. This Agreement cannot be assigned without the prior written consent of the parties, which consent may be withheld with or without cause.

1. Re-incorporation of TEC, Inc., in Delaware or another jurisdiction shall not affect its rights and obligations under this Agreement.




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JOHN DEERE COMPANY - A DIVISION OF DEERE & COMPANY


BY: /S/ TOM HOLMES
    ----------------------------------------
        TOM HOLMES

Title:  Division Finance Manager





TEXAS EQUIPMENT CO., INC.



BY: /S/ PAUL J. CONDIT
    ----------------------------------------
Title:  PRESIDENT & CEO


/S/ Paul J. Condit
--------------------------------------------
PAUL CONDIT, INDIVIDUALLY






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                                   ADDENDUM A



The Condit Principals for purposes of this Agreement shall consist of the following persons:

                              Paul J. Condit (Sr.)
                              John T. Condit
                              Paul J. Condit 11
                              Jeffrey E. Condit
                            Condit 1997 Family Trust






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